Exhibit 99.1

Dermira Enters into Agreement to License Exclusive, Worldwide

Rights to Lebrikizumab

•	Dermira plans to develop and commercialize lebrikizumab, a monoclonal antibody targeting IL-13, for moderate-to-severe atopic dermatitis

•	Initiation of a Phase 2b clinical study is expected in the first quarter of 2018

•	Management will host webcast and conference call today at 5:30 a.m. PT / 8:30 a.m. ET

MENLO PARK, Calif., August 8, 2017 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today announced that it has entered into a licensing agreement with F. Hoffmann-La Roche Ltd and Genentech, Inc., a member of the Roche Group (together Roche). Pursuant to the agreement, Dermira will obtain exclusive, worldwide rights to develop and commercialize lebrikizumab, a monoclonal antibody targeting interleukin 13 (IL-13), for atopic dermatitis and all other indications, except Roche will retain certain rights, including exclusive rights to develop and promote lebrikizumab for interstitial lung diseases, such as idiopathic pulmonary fibrosis.

Under the terms of the agreement, Dermira will make an initial payment of $80 million to Roche and payments totaling $55 million in 2018. Dermira will also be obligated to make additional payments upon the achievement of certain milestones, comprising $40 million upon the initiation of Dermira’s first Phase 3 clinical study, up to $210 million upon the achievement of regulatory and first commercial sale milestones in certain territories and up to $1.025 billion based on the achievement of certain thresholds for net sales of lebrikizumab for indications other than interstitial lung disease. Upon potential regulatory approval, Dermira will make royalty payments representing percentages of net sales that range from the high single-digits to the high teens. The effectiveness of the agreement is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (HSR).

“Atopic dermatitis is one of the most common skin diseases in the world, affecting millions of adults and children, and moderate to severe forms of this condition present a tremendous burden for patients,” said Tom Wiggans, chairman and chief executive officer of Dermira. “We believe atopic dermatitis is one of the greatest unmet needs in dermatology, and lebrikizumab, if successfully developed and approved, could represent a meaningful advancement in the treatment of this disease. The addition of this program to our development portfolio represents an important step toward our goal of building a leading medical dermatology company dedicated to delivering differentiated, new therapies to the millions of patients living with chronic skin conditions.”

Dermira plans to initiate a Phase 2b dose-ranging study assessing lebrikizumab in adult patients with moderate-to-severe atopic dermatitis in the first quarter of 2018. The objective of the Phase 2b dose-ranging study will be to optimize the dose of lebrikizumab for the design of a Phase 3 program. Preliminary design elements of the Phase 2b dose-ranging study include evaluating a loading dose and higher dose regimens of lebrikizumab than were explored in previous atopic dermatitis studies.

“Lebrikizumab is a potent and specific inhibitor of IL-13 with a differentiated mechanism of action and attractive pharmacokinetic properties,” said Eugene Bauer, M.D., chief medical officer of Dermira. “Data from preclinical and clinical studies, including pharmacokinetic and pharmacodynamic results from early clinical experience in atopic dermatitis, are encouraging and suggest higher doses of lebrikizumab could lead to greater efficacy in atopic dermatitis, while potentially offering a less frequent and therefore more convenient dosing regimen relative to existing therapies. If successfully developed, we believe that lebrikizumab could be a best-in-class IL-13 inhibitor and could have a best-in-disease profile.”

The transaction is expected to close in the third quarter of 2017 subject to the expiration or termination of the waiting period under HSR. Upon the close, Dermira expects to record a charge related to the acquisition of in-process research and development for a total of $135 million, consisting of the $80 million initial payment and $55 million of payments due in 2018. In addition, Dermira estimates it will incur up to $10 million in operating expenses in 2017 for costs related to transferring the lebrikizumab program to Dermira and preparing for the initiation of the Phase 2b dose-ranging study. Including the payments to Roche and costs related to the program, Dermira anticipates that it will spend approximately $200 million to obtain the topline results for the Phase 2b study. Assuming the close of the transaction, Dermira anticipates that its cash and cash equivalents and investments would be sufficient to meet its anticipated cash requirements into the first half of 2019, consistent with previously issued financial guidance.

Leerink Partners, LLC acted as financial advisor, and King & Spalding LLP and Fenwick & West LLP acted as legal counsel to Dermira, Inc.

Webcast and Conference Call Information

Dermira will host a webcast and conference call today to review details of the agreement beginning at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time. Analysts and investors can participate in the conference call by dialing (877) 359-9508 for domestic callers and +1 (224) 357-2393 for international callers using the conference ID# 67835410. The webcast can be accessed live on the Investor Relations page of Dermira’s website, http://investor.dermira.com, and will be available for replay for 30 days following the call. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers or +1 (404)-537-3406 for international callers and entering the conference code: 67835410.

About Lebrikizumab and Phase 2 Exploratory Clinical Studies

Lebrikizumab is a novel, humanized monoclonal antibody designed to specifically block the action of IL-13, a cytokine that is a central pathogenic mediator in atopic dermatitis. Two exploratory Phase 2 clinical studies, TREBLE and ARBAN, evaluated the safety and efficacy of lebrikizumab in adult patients with moderate-to-severe atopic dermatitis. TREBLE was a double-blind, placebo-controlled study that evaluated the safety and efficacy of lebrikizumab in combination with topical corticosteroids. ARBAN was an open-label study designed to assess the safety of lebrikizumab as a monotherapy, with an exploratory assessment of efficacy. In both studies, clinical improvements were observed in patients treated with lebrikizumab. Adverse event rates were generally similar between treatment groups in each trial and most were mild or moderate in severity. Additional studies are needed to fully assess the potential benefits and risks of lebrikizumab.

About Atopic Dermatitis

Atopic dermatitis is the most common and severe form of eczema, a chronic inflammatory condition that can present as early as childhood and continue into adulthood. A moderate-to-severe form of the disease is characterized by rashes on the skin that often cover much of the body and can include redness, cracking, dryness and intense, persistent itching. Moderate-to-severe atopic dermatitis has a profound negative impact on patients’ mental and physical functioning, limiting their activities and health-related quality of life. Patients with moderate-to-severe atopic dermatitis have reported a larger impact on quality of life than patients with psoriasis.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology programs. Dermira’s pipeline includes three late-stage product candidates that could have a profound impact on the lives of patients: CIMZIA® (certolizumab pegol), for which marketing applications have been submitted for potential approval for the treatment of moderate-to-severe chronic plaque psoriasis, in collaboration with UCB Pharma S.A.; glycopyrronium tosylate (formerly DRM04), which has completed a Phase 3 program for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); and olumacostat glasaretil (formerly DRM01), in Phase 3 development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, Calif. For more information, please visit http://www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/Dermira-inc) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Dermira® is a registered trademark owned by Dermira, Inc.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to: effectiveness of the agreement and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended; Dermira’s plan to develop and commercialize lebrikizumab for moderate-to-severe atopic dermatitis; the expected timing for initiation of a Phase 2b dose-ranging study of lebrikizumab for moderate-to-severe atopic dermatitis; the potential payments by Dermira to Roche, including the initial payment, payments in 2018, payment upon initiation of Dermira’s first Phase 3 clinical study of lebrikizumab, payments based on achievement of regulatory and first commercial sale milestones, milestone payments based on the achievement of certain thresholds for net sales and royalty payments representing percentages of net sales; lebrikizumab potentially representing a meaningful advancement in the treatment of atopic dermatitis if successfully developed and approved; Dermira’s goal of building a leading medical dermatology company dedicated to delivering differentiated, new therapies to the millions of patients living with chronic skin conditions; the objective and design elements of the planned Phase 2b dose-ranging study; the potential that higher doses of lebrikizumab could lead to greater efficacy in atopic dermatitis while potentially offering a less frequent and therefore more convenient dosing regimen relative to existing therapies; the possibility of lebrikizumab becoming a best-in-class IL-13 antibody and having a best-in-disease profile if successfully developed; lebrikizumab potentially playing an important role in addressing the unmet need for certain conditions, including atopic dermatitis; the anticipated timing for closing of the transaction; the charge related to the acquisition of in-process research and development expected to be recorded upon the closing; estimated operating expenses in 2017 for costs related to transferring the lebrikizumab program to Dermira and preparing for the initiation of the Phase 2b dose-ranging study; estimated spend to obtain the topline results for the Phase 2b study; and the expectation that Dermira’s cash and cash equivalents and investments will be sufficient to meet its anticipated cash requirements into the first half of 2019. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcomes of Dermira’s clinical trials; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; the outcomes of future meetings with regulatory agencies; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

media@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com